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                                                             EXHIBIT 4(Q)
                           FORM OF GUARANTEE AGREEMENT


         THIS GUARANTEE AGREEMENT (this "Guarantee"), dated as of May 24, 1995, is executed and delivered by American General Corporation, a corporation organized under the laws of the State of Texas ("American General"), for the benefit of the Holders (as hereinafter defined) from time to time of the Preferred Securities (as hereinafter defined) of American General Capital, L.L.C., a Delaware limited liability company ("American General Capital").


         WHEREAS, American General Capital intends to issue and sell from time to time, in one or more series, preferred limited liability company interests (the "Preferred Securities"), and American General desires to issue this Guarantee for the benefit of the Holders of the Preferred Securities, as provided herein;

         WHEREAS, American General Capital will purchase the Junior Subordinated Debentures (as hereinafter defined) issued pursuant to the Junior Subordinated Indenture (as hereinafter defined) with substantially all of the proceeds from the issuance and sale of the Preferred Securities and its other common limited liability company interests (the "Common Securities"); and

         WHEREAS, American General desires hereby to unconditionally and irrevocably guarantee, to the extent set forth herein, the payment in full to the Holders of the Guarantee Payments (as hereinafter defined) and the performance of the other obligations set forth herein.

         NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase American General hereby agrees shall benefit American General, American General executes and delivers this Guarantee for the benefit of the Holders.

                                    ARTICLE I

                                   DEFINITIONS


         As used in this Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of American General Capital, L.L.C., dated as of May 24, 1995 (the "LLC Agreement").


         1.1 "Additional Dividends" shall mean Dividends (as hereinafter defined) that shall be declared and paid by American General Capital on any Dividend arrearages in


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respect of the Preferred Securities of any series at the rate set forth in the
Declaration (as hereinafter defined) with respect to such series of Preferred Securities.


         1.2 "American General Common Stock" shall mean the Common Stock, par value $.50 per share, of American General. However, subject to the anti-dilution provisions of the applicable series of Junior Subordinated Debentures (as hereinafter defined), shares of American General Common Stock issuable on conversion of such Junior Subordinated Debentures or upon exchange of the American General Preferred Stock (as hereinafter defined) shall include only shares of the class designated as Common Stock of American General on the date hereof or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference as to the payment of dividends or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of American General and which are not subject to redemption by American General; provided, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassification bears to the total number of shares of all such classes resulting from all such reclassification.


         1.3 "American General Preferred Stock" shall mean the series, if any, of Preferred Stock, par value $1.50 per share, of American General exchangeable for the related series of Junior Subordinated Debentures.


         1.4 "Conversion Agent" shall mean Chemical Mellon Shareholder Services, LLC and its successors (or such substitute entity as may be designated from time to time by the Manager (as hereinafter defined), acting as agent of the Holders in effecting, as applicable, (a) the exchange of the Preferred Securities of any series into the related series of Junior Subordinated Debentures and the conversion of such Junior Subordinated Debentures into shares of American General Common Stock or (b) the exchange of Preferred Securities of any series for the related series of Junior Subordinated Debentures and the conversion of such Junior Subordinated Debentures for the related series of American General Preferred Stock, in each case as and in such manner as may be set forth in the LLC
Agreement and the Declaration with respect to such series of Preferred
Securities.


         1.5 "Declaration" shall mean, with respect to any series of Preferred Securities, the Written Action adopted by the Manager pursuant to
Section 7.1(b) of the LLC Agreement relating to such series of Preferred Securities.

         1.6 "Dividends" shall mean, with respect to any series of Preferred Securities, the cumulative cash distributions from American General Capital with respect to such series of Preferred Securities, accruing and payable in the manner set forth in the Declaration with respect to such series of Preferred Securities.

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         1.7      "Guarantee Payments" shall mean, with respect to any series of
Preferred Securities, the following payments, without duplication, to the extent not paid by American General Capital: (a) any accumulated and unpaid Dividends (whether or not earned), including any Additional Dividends, which are required to be paid on such Preferred Securities, but only if and to the extent that such Dividends have been declared on such Preferred Securities from funds of American General Capital legally available therefor; (b) the Redemption Price (including all accumulated and unpaid Dividends (whether or not earned or declared), including any Additional Dividends) payable with respect to any such Preferred Securities called for redemption by American General Capital, but only to the extent payable out of funds of American General Capital legally available therefor; and (c) upon the voluntary or involuntary liquidation, dissolution or winding-up of American General Capital other than in connection with or after the exchange, if applicable, of such Preferred Securities for the related series of Junior Subordinated Debentures, the lesser of (i) the Liquidation
Distribution and (ii) the amount of assets of American General Capital available for distribution to Holders of such Preferred Securities in liquidation, dissolution or winding-up of American General Capital.

         1.8 "Holder" shall mean the registered holder from time to time of any Preferred Securities of American General Capital; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include American General or any majority-owned entity thereof, either directly or indirectly.

         1.9 "Junior Subordinated Debentures" shall mean the series of Junior Subordinated Debentures issued by American General pursuant to the Junior Subordinated Indenture and delivered to American General Capital in connection with the issuance and sale by American General Capital of the related series of Preferred Securities. The Junior Subordinated Debentures will evidence the loan made by American General Capital to American General of substantially all of the proceeds received by American General Capital from the issuance and sale of the related series of Preferred Securities and the Common Securities.


         1.10 "Junior Subordinated Indenture" shall mean the Indenture, dated as of May 15, 1995, between American General and Chemical Bank, as Trustee.


         1.11 "Manager" means American General Delaware Management Corporation, in its capacity as the manager of American General Capital, or any permitted successor manager of American General Capital admitted as such pursuant to the applicable provisions of the LLC Agreement.

         1.12 "Redemption Price" shall mean, with respect to any series of Preferred Securities subject to redemption by American General Capital, the liquidation preference

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of such Preferred Securities plus accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, to the date fixed for redemption thereof.

         1.13 "Special Trustee" shall mean, with respect to any series of Preferred Securities, a special trustee appointed by the Holders of the Preferred Securities of such series pursuant to Section 8.1 of the LLC Agreement and authorized, among other things, to enforce American General Capital's rights under the related series of Junior Subordinated Debentures against American General and to enforce the obligations undertaken with respect to such series of Preferred Securities by American General under this Guarantee.

                                   ARTICLE II

                                    GUARANTEE

         2.1 GENERAL. American General irrevocably and unconditionally agrees to pay in full to the Holders of each series of Preferred Securities the Guarantee Payments with respect to such series of Preferred Securities, as and when due (except to the extent previously paid by American General Capital), regardless of any defense, right of set-off or counterclaim which American General Capital may have or assert. American General's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by American General to the Holders of such series of Preferred Securities or by causing American General Capital to pay such amounts to such Holders.

         2.2 WAIVER OF CERTAIN RIGHTS. American General hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         2.3 OBLIGATIONS NOT AFFECTED. The obligations, covenants, agreements and duties of American General under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                 (a) the release or waiver, by operation of law or otherwise, of the performance or observance by American General Capital of any express or implied agreement, covenant, term or condition relating to the Preferred Securities of any series to be performed or observed by American General Capital;

                 (b) the extension of time for the payment by American General Capital of all or any portion of the Dividends, Additional Dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities of any series or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities of such series;

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                 (c)     any failure, omission, delay or lack of diligence
         on the part of the Holders of Preferred Securities of any series or the Special Trustee to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders or such Special Trustee pursuant to the terms of the Preferred Securities of such series, or any action on the part of American General Capital granting indulgence or extension of any kind;

                 (d) the voluntary or involuntary liquidation, dissolution, winding-up, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, American General Capital or any of the assets of American General Capital;

                 (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities of any series;

                 (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                 (g) to the fullest extent permitted by applicable law, any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of American General hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of any Holders of Preferred Securities to give notice to, or obtain any consent of, American General with respect to the happening of any of the foregoing.

         2.4 PROCEEDING DIRECTLY AGAINST AMERICAN GENERAL. This Guarantee is a guarantee of payment and not of collection. A Holder of Preferred Securities of any series or the Special Trustee may enforce this Guarantee with respect to such series of Preferred Securities directly against American General, and American General waives any right or remedy to require that any action be brought against American General Capital or any other person or entity before proceeding against American General. Subject to Section 2.5 hereof, all waivers herein contained shall be without prejudice to the right of a Holder or the Special Trustee, at its option, to proceed against American General Capital, whether by separate action or by joinder. American General agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full (to the extent not previously paid by American General Capital) and by complete performance of all obligations under this Guarantee.

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         2.5     SUBROGATION. American General shall be subrogated to all
(if any) rights of the Holders of Preferred Securities against American General Capital in respect of any amounts paid to such Holders by American General under this Guarantee and shall have the right to waive payment by American General Capital of any amount of Dividends in respect of which payment has been made to the Holders by it pursuant to Section 2.1 hereof; provided, however, that American General shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to American General in violation of the preceding sentence, American General agrees to hold such amount in trust for the Holders and to pay over such amount promptly to the Holders.

         2.6 INDEPENDENT OBLIGATIONS. American General acknowledges that its obligations hereunder are independent of the obligations of American General Capital with respect to the Preferred Securities and that American General shall be liable as principal and sole debtor under this Guarantee to make Guarantee Payments in full pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.3 hereof.

         2.7 TERMINATION. This Guarantee shall terminate and be of no further force and effect as to the Preferred Securities of any series upon
(a) full payment of the Redemption Price of all outstanding Preferred Securities of such series, (b) if applicable, the exchange (in the manner provided in the LLC Agreement and the applicable Declaration) of all of the Preferred Securities of such series for the Junior Subordinated Debentures of the related series and the conversion (in the manner provided in the Junior Subordinated Indenture) of such Junior Subordinated Debentures for American General Common Stock or the series of American General Preferred Stock related to such series of Preferred Securities, as the case may be, or (c) if applicable, the exchange (in the manner provided in the LLC Agreement or such Declaration) of all of the Preferred Securities of such series for the Junior Subordinated Debentures of the related series. In addition, this Guarantee will terminate completely upon full payment of the aggregate Liquidation Distributions applicable to all outstanding series of Preferred Securities. Notwithstanding the foregoing, this Guarantee shall continue to be effective or, to the fullest extent permitted by applicable law, shall be reinstated, as the case may be, with respect to the Preferred Securities of any series if at any time any Holder of such Preferred Securities must restore payment of any sums recovered on account of, or must redeliver any securities received on account of, such Preferred Securities or under this Guarantee for any reason whatsoever.

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                                   ARTICLE III

                      CERTAIN COVENANTS OF AMERICAN GENERAL

         3.1 DIVIDENDS AND OTHER PAYMENTS. So long as the Preferred Securities of any series remain outstanding, American General will not declare or pay any dividend on, and American General will not, and American General will not permit any of its majority-owned subsidiaries to, redeem, purchase, acquire or make a liquidation payment with respect to, any of American General's capital stock (other than (i) purchases or acquisitions of shares of American General Common Stock in connection with the satisfaction by American General or any of its majority-owned subsidiaries of its obligations under any employee benefit plans or the satisfaction by American General of its obligations pursuant to any put contract requiring American General to purchase any American General Common Stock, (ii) as a result of a reclassification of American General's capital stock or the exchange or conversion of one class or series of American General's capital stock for another class or series of American General's capital stock, (iii) redemptions or purchases of any share purchase rights issued by American General pursuant to the Rights Agreement dated as of July 27, 1989, as amended from time to time, or the declaration and payment of a dividend or distribution of similar share purchase rights in the future or (iv) the purchase of fractional interests in shares of American General's capital stock pursuant to the conversion or exchange provisions of such American General capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, if at such time American General has exercised its option to extend an interest payment period on the series of Junior Subordinated Debentures related to such series of Preferred Securities and such extension is continuing, American General is in default with respect to its payment or other obligations hereunder or there has occurred and is continuing any Event of Default (as defined in the Junior Subordinated Indenture) with respect to the series of Junior Subordinated Debentures related to such series of Preferred Securities. American General shall take all actions necessary to ensure the compliance of its majority-owned subsidiaries with this Section 3.1.


         3.2 CERTAIN OTHER COVENANTS. So long as the Preferred Securities of series remain outstanding, American General shall: (a) not cause or permit any Common Securities to be transferred (other than, in the case of American General, in connection with a merger or consolidation permitted under the Junior Subordinated Indenture or, in the case of the Manager, in connection with any merger or consolidation involving the Manager), (b) maintain direct or indirect ownership of all outstanding Common Securities and any other limited liability company interests in American General Capital other than any series of Preferred Securities (except as may be permitted in the LLC Agreement); (c) cause at least 21% of all interests in the capital, income, gain, loss, deduction and credit of American General Capital to be represented by Common Securities; (d) not voluntarily liquidate, dissolve or wind-up itself (other than in connection with a merger or consolidation permitted under the Junior Subordinated Indenture), or permit the Manager (other than in connection with any


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merger or consolidation involving the Manager) or American General Capital
(other than in connection with or after an exchange of all outstanding series of Preferred Securities for the related series of Junior Subordinated Debentures, if so provided in the Declaration relating to each such series of Preferred Securities) to liquidate, dissolve or wind-up; (e) cause American General Delaware Management Corporation or any successor thereto by merger or consolidation to remain the Manager and to timely perform all of its duties as Manager (including the duty to cause American General Capital to declare and pay dividends on all outstanding series of Preferred Securities to the extent set forth in the LLC Agreement and the applicable Declaration); and (f) subject to the terms of the Preferred Securities of any series, use reasonable efforts to cause American General Capital to remain a Delaware limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.


                                   ARTICLE IV

                                     STATUS

         4.1 STATUS. American General covenants and agrees that this Guarantee constitutes an unsecured obligation of American General ranking
(i) subordinate and junior in right of payment to all other liabilities of American General other than the guarantees referred to in clauses (ii) and
(iii) of this Section 4.1, (ii) pari passu with the most senior preferred stock issued by American General, with that Guarantee dated May 24, 1995 in respect of certain securities issued by American General Delaware, L.L.C. and with any other guarantee executed by American General in respect of any preferred stock or interest of any affiliate of American General that provides that such guarantee is pari passu in right of payment with this Guarantee and
(iii) senior to American General Common Stock, any other class or series of capital stock issued by American General which by its express terms ranks junior to the most senior preferred stock issued by American General as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of American General and any guarantee executed by American General that provides that such guarantee is junior in right of payment to this Guarantee.


                                    ARTICLE V

                 CONVERSION AND EXCHANGE OF PREFERRED SECURITIES

         5.1 ISSUANCE OF AMERICAN GENERAL COMMON STOCK. If the Preferred Securities of any series are convertible into shares of American General Common Stock pursuant to the applicable Declaration, American General hereby agrees that, upon the request of the Conversion Agent (on behalf of one or more Holders of such Preferred Securities), to convert Junior Subordinated Debentures of the series related to such series of Preferred

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Securities into American General Common Stock pursuant to the request of such
Holders to effect such conversion in accordance with the terms of the LLC Agreement and such Declaration, American General shall deliver to the Conversion Agent certificates representing the number of full shares of American General Common Stock issuable upon conversion of such Junior Subordinated Debentures in accordance with the terms of the Junior Subordinated Indenture and such Junior Subordinated Debentures. American General shall reserve and keep available out of its authorized and unissued American General Common Stock (solely for issuance upon the conversion of such Junior Subordinated Debentures), free of any preemptive or other similar rights, the number of full shares of American General Common Stock deliverable by the Conversion Agent to the Holders upon the conversion of all outstanding convertible Preferred Securities not theretofore converted by the Holders.

         5.2 VALIDITY OF AMERICAN GENERAL COMMON STOCK. All shares of American General Common Stock delivered by American General upon such conversion will be duly authorized, validly issued and fully paid and nonassessable.


         5.3 ISSUANCE OF AMERICAN GENERAL PREFERRED STOCK. American General hereby agrees, upon the making of an Exchange Election (as such term may be defined in the applicable Declaration) by the Holders of a majority of the aggregate liquidation preference of the outstanding Preferred Securities of the related series in accordance with the terms of the LLC Agreement and such Declaration, to issue one share of American General Preferred Stock of the related series in respect of the applicable principal amount (as set forth in such Declaration) of Junior Subordinated Debentures of the related series. American General further agrees, upon receipt of a Notice of Exchange Election (as defined in such Declaration), to deliver to the Conversion Agent the number of shares of American General Preferred Stock of the related series issuable upon conversion of such Junior Subordinated Debentures. American General shall reserve and keep available out of its authorized and unissued American General Preferred Stock (solely for issuance upon conversion of such Junior Subordinated Debentures), free of any preemptive or other similar rights, the number of shares of American General Preferred Stock of the related series deliverable by the Conversion Agent to the Holders upon exchange of all outstanding exchangeable Preferred Securities.



         5.4 VALIDITY OF AMERICAN GENERAL PREFERRED STOCK. All such shares of American General Preferred Stock issued by American General upon such conversion will be duly authorized, validly issued and fully paid and nonassessable.


         5.5 TERMINATION OF OBLIGATION TO ISSUE AMERICAN GENERAL COMMON STOCK. American General's obligations under this Article V to issue American General Common Stock shall terminate upon the termination of the right of Holders of Preferred Securities to request the Conversion Agent to effect such conversion as may be set forth in the LLC Agreement and any applicable Declaration.

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                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1 THIRD PARTY BENEFICIARIES. All of American General's obligations under this Guarantee shall be directly enforceable by the Holders from time to time of the applicable series of Preferred Securities. Each Holder of Preferred Securities of the applicable series is an intended third-party beneficiary of this Guarantee.

         6.2 SUCCESSORS AND ASSIGNS. All provisions contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of American General and shall inure to the benefit of the Holders. Except as permitted by Section 6.4, American General shall not assign its rights or delegate its obligations hereunder without the prior approval (obtained in the manner set forth in the LLC Agreement) of the Holders of not less than 66-2/3% of the aggregate liquidation preference of all Preferred Securities of all series then outstanding voting as a single class.

         6.3 AMENDMENTS. Except with respect to any changes which do not adversely affect the rights of any Holders of Preferred Securities (in any of which cases no vote will be required), this Guarantee may be amended with respect to the Preferred Securities of any series affected by such amendment only with the prior approval (obtained in the manner set forth in the LLC Agreement and the applicable Declaration) of the Holders of not less than 66-2/3% of the aggregate liquidation preference of the outstanding Preferred Securities of such series.

         6.4 MERGER OR CONSOLIDATION. American General may consolidate with or merge with or into any other person or entity, provided that such consolidation or merger is permitted under Section 801 of the Junior Subordinated Indenture.

         6.5 NOTICES. Any notice, request or other communication required or permitted to be given hereunder to American General shall be given in writing by delivering the same against receipt therefor by registered mail, hand delivery, facsimile transmission (confirmed by registered mail) or telex, addressed to American General, as follows (and if so given, shall be deemed given when mailed; upon receipt of facsimile confirmation, if sent by facsimile transmission; or upon receipt of an answer-back, if sent by telex):

                                  American General Corporation
                                  2929 Allen Parkway
                                  Houston, Texas  77019
                                  Attention: Treasury
                                  Telecopy:  (713) 522-3487

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         Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by American General in the same manner as notices are sent by American General Capital to the Holders.

         6.6 GENDERS. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

         6.7 GUARANTEE NOT SEPARATELY TRANSFERABLE. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

         6.8 GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         6.9 SEVERABILITY. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.10 HEADINGS. The Article and section headings herein are for convenience only and shall not affect the construction hereof.


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         IN WITNESS WHEREOF, American General has caused this Guarantee to be duly executed as of the day and year first above written.

                                          AMERICAN GENERAL CORPORATION



                                          By:
                                              ------------------------
                                          Name:
                                          Title:

ATTEST:


------------------------------
Secretary

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